EXHIBIT 99.1

DXC Technology Prices Senior Floating Rates Notes Offering

TYSONS, VA., August 14, 2017 — DXC Technology Company (NYSE: DXC) (“DXC”) today announced the pricing of an offering of $650 million aggregate principal amount of its Senior Floating Rate Notes due 2021 (the “Notes”), priced at 100% of the aggregate principal amount. The Notes will bear interest at a floating rate equal to three-month LIBOR plus 0.95% per year. The offering is being made through an underwriting syndicate led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole active bookrunner and representative of the underwriters.

DXC intends to use proceeds from the offering, after the payment of underwriting discounts and other fees and expenses, for general corporate purposes including, but not limited to, the repayment of outstanding indebtedness.

A registration statement relating to the offering of the Notes has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell nor an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of the Notes may be made only by means of a prospectus supplement and the accompanying prospectus.

Copies of the prospectus supplement and the accompanying prospectus may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at 1-800-294-1322 or dg.prospectus_requests@baml.com.

About DXC Technology

DXC Technology (NYSE:DXC) is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally.

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. For a written description of these factors, see the “Risk Factors” in DXC’s Form S-3 filed on August 14, 2017, as well as in the documents incorporated by reference therein and in the accompanying prospectus and any supplement thereto, and any updating information contained in subsequent SEC filings. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

# # #

Contact:

Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

Jonathan Ford, Investor Relations, +1-703-245-9700, investor.relations@dxc.com

2